Exhibit 99

RPC, Inc. Announces Presentations at Upcoming Investor Conferences

ATLANTA, February 1, 2017 – RPC, Inc. (NYSE: RES) today announced its participations in two upcoming investor conferences.

RPC will attend the Credit Suisse 22nd Annual Energy Summit in Vail, CO on February 13 and 14, 2017 and will make a presentation at 2:30 PM Mountain Time / 4:30 PM Eastern Time on February 14.

RPC will also attend the Raymond James & Associates’ 38th Annual Institutional Investors Conference in Orlando, FL on March 6, 2017 and will make a presentation at 2:30 PM Eastern Time on March 6.

In each of these presentations, RPC’s management will provide a corporate overview, discuss the Company’s outlook and strategies under current market conditions, highlight the services RPC provides and review its most recently published financial results. Management's remarks and the presentation materials will be available in real time on RPC’s investor website, www.rpc.net and will be archived for a period of 30 days following the presentation.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

For more information about RPC, Inc. and/or this presentation, please contact:

Jim Landers

Vice President, Corporate Finance

404-321-2162

jlanders@rpc.net

Sharon Gardner

Manager, Investor Relations

404-321-2172

sgardner@rpc.net